0 DuPont Second-Quarter 2016 Earnings CONFERENCE CALL JULY 26, 2016

1 Regulation G This document includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. These measures include the company’s consolidated results and earnings per share on an operating earnings basis, which excludes significant items and non-operating pension and other postretirement employee benefit costs (operating earnings and operating EPS), total segment pre-tax operating earnings, operating costs and corporate expenses on an operating earnings basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company’s segments, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measurements are meaningful to investors as they provide insight with respect to ongoing operating results of the company and provide a more useful comparison of year-over-year results. From a liquidity perspective, management uses free cash flow which is defined as cash provided/used by operating activities less purchases of property, plant and equipment. Free cash flow is useful to investors and management to evaluate the company’s cash flow and financial performance, and is an integral financial measure used in the company’s financial planning process. Additional non-GAAP measures presented in the document include operating EPS and segment operating earnings excluding currency. Management believes that operating EPS and segment operating earnings excluding currency are useful in providing additional perspective regarding business results and trends. These non-GAAP measurements supplement our GAAP disclosures and should not be viewed as an alternative to GAAP measures of performance. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K. These reports, along with reconciliations of non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Filings and Reports – Reconciliations and Other Data. Reconciliations of non-GAAP measures to GAAP are also included with this presentation. Forward-Looking Statements This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses;

2 and risks related to the agreement entered on December 11, 2015, with The Dow Chemical Company pursuant to which the companies have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction. Important risk factors relating to the proposed transaction and intended business separations include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separations, including anticipated timing, any changes to the configuration of businesses included in the potential separation if implemented, (iii) the intended separation of the agriculture, material science and specialty products businesses of the combined company post-mergers in one or more tax efficient transactions on anticipated terms and timing, including a number of conditions which could delay, prevent or otherwise adversely affect the proposed transactions, including possible issues or delays in obtaining required regulatory approvals or clearances, disruptions in the financial markets or other potential barriers, (iv) potential litigation relating to the proposed transaction that could be instituted against Dow, DuPont or their respective directors, (v) the risk that disruptions from the proposed transaction will harm Dow’s or DuPont’s business, including current plans and operations, (vi) the ability of Dow or DuPont to retain and hire key personnel, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (viii) uncertainty as to the long-term value of DowDuPont common stock, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments, (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Dow’s and/or DuPont’s financial performance, (xii) certain restrictions during the pendency of the merger that may impact Dow’s or DuPont’s ability to pursue certain business opportunities or strategic transactions and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement/prospectus included in the registration statement on Form S-4 declared effective by the SEC on June 9, 2016 (File No. 333-209869), as last amended, (the “Registration Statement”) in connection with the proposed merger. While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Dow nor DuPont assumes any obligation to publicly provide revisions or updates to any forward-looking statements regarding the proposed transaction and intended business separations, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. The company undertakes no duty to publicly revise or update any forward-looking statements as a result of future developments, or new information or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Developing Markets Total developing markets is comprised of Developing Asia, Developing Europe, Middle East & Africa, and Latin America. A detailed list of all developing countries is available on the Earnings News Release link on the Investor Center website at www.dupont.com.

3 2Q 2016 Financial Results $ in millions, except EPS 2Q16 vs. 2Q15 EPS US GAAP earnings $1.16 9% Operating earnings* $1.24 14% Operating earnings, ex currency* $1.29 18% Segment Operating Earnings* $1,613 11% 2Q16 vs. 2Q15 Consolidated Net Sales $7,061 (1%) Volume** 2% Local Price & Product Mix** (1%) Currency Impact (1%) Portfolio (1%) * See appendix for reconciliations of non-GAAP measures ** Organic sales growth is defined as the sum of local price & product mix and volume.

2Q 2016 EPS Variance



GAAP EPS $1.06
$0.03
Operating EPS* $1.09
$0.14
$0.04
$0.04
($0.01)
($0.06)
Operating EPS* $1.24
$0.08
GAAP EPS $1.16
2Q15
Sig Items & Non-Op Pension*
2Q15
Segment Results
Corp & Int Exp
Lower Shares
Tax Rate
EG&L
2Q16
Sig Items & Non-Op Pension*
2Q16

Key Factors

- Segment results increased $0.14 per share, including a $0.05 per share negative impact from currency. The improvement in segment results is primarily due to cost savings, mix enrichment, and lower product costs.
- A net decrease in corporate and interest expense contributed $0.04 per share in the quarter primarily due to cost savings.
- Lower average shares outstanding were a $0.04 per share benefit in the quarter primarily due to the $2 billion share repurchase program in 2015.
- A higher tax rate as a result of a shift in the geographic mix of earnings negatively impacted results by $0.01 per share.
- Net after-tax exchange gains (losses) negatively impacted results by $0.06 per share.

* See appendix for details of significant items and reconciliation of non-GAAP measures

4

2Q 2016 Segment Operating Earnings Variance
($ in millions)


$1,447
Total Segment Operating Earnings*
$93
$30
$24
$12
$7
$4
($4)
$1,613
Total Segment Operating Earnings*
2Q15
Ag
N&H
PM
IB
PS
E&C
Other
2Q16

Key Factors

- Agriculture increased as higher corn seed and insecticide volumes, lower product costs, and increased cost savings more than offset lower soybean volumes and the negative impact of currency.
- Nutrition & Health increased on broad-based volume growth led by probiotics and specialty proteins and cost savings, partially offset by a negative currency impact.
- Performance Materials increased as greater demand in automotive markets, primarily in China and North America; higher volumes for ethylene, due to a prior year unplanned ethylene outage; and cost savings were partially offset by negative currency impact, as well as costs associated with a contractual claim.
- Industrial Biosciences growth reflected increased costs savings partially offset by a negative currency impact.
- Protection Solutions results increased on lower product costs and increased cost savings, partially offset by lower volumes and a negative currency impact.
- Electronics & Communications increased as lower product costs and cost savings more than offset lower demand in consumer electronics and the negative impact from currency.

*See appendix for details of significant items and reconciliation of non-GAAP measures

5

6 Balance Sheet and Cash June 30, 2016 Free Cash Flow • Reflects normal seasonal cash outflow • Year over year improvement of ~$1 billion  Working capital improvement of over $200 million  Capex spend down $200 million, 28 percent  Absence of Chemours net cash outflow of over $200 million Balance Sheet • $5.3 billion in net debt** • Increase since year end due to normal seasonal working capital requirements Expected Uses of Cash for 2016 • $1.3 billion for normal dividends • Capex spend est. $1.1 billion for FY 2016 • Unlikely to complete full $2 billion share repurchase program before end of 2016 -4.0 -3.0 -2.0 -1.0 0.0 2015 2016 $ B il li o n s 0 4 8 12 16 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 $ B ill io n s Gross Debt Cash Net Debt** Free Cash Flow* Cash and Debt * Free Cash Flow is cash used for operating activities of ($1,503MM) and ($2,045MM) less purchases of plant, property and equipment of $507MM and $938MM for the year ended June 30, 2016, and 2015, respectively. ** See appendix for reconciliation of non-GAAP measures.

7 Revised Full-Year 2016 Expectations and Outlook * See appendix for reconciliation of Non-GAAP measures • Indicators of the macro economy; the agriculture business, particularly in Latin America; and industrial demand remain challenging • The second half for Ag is expected to bring added pressure from economic conditions in Latin America and a route-to-market change in the southern part of the United States • Currency headwind now expected to be about $0.15 per share Revised FY 2016 Guidance vs. April Guidance GAAP EPS $2.70 - $2.75 Operating EPS* $3.15 - $3.20 + $0.10 from low end of range

2013 Highlights Cost Savings Update 2016 Global Cost Savings and Restructuring Plan: $1.0B of run rate cost savings by year-end 2016; represents ~$730 million in cost reductions in 2016 2Q16 QTD ($ in millions) GAAP Basis* Operating Earnings** Basis Operating costs* ($160), down 8% ($220), down 12% SG&A ($60), down 5% ($160), down 13% Corporate expenses Down 26% Down 44% *Operating costs defined as other operating charges, selling, general & administrative, and research & development costs. **See appendix for reconciliation of non-GAAP measures. 8

Agriculture

Pioneer, Crop Protection

2Q Sales

Vol 3%, Local Price 0%, Currency -2%, Port./Other -1%



3,500
3,000
2,500
2,000
$ in Millions
3,218
3,218
2Q15
Volume
Local Price
2Q16 (ex-curr & portf.)
Curr.
Portf./ Other
2Q16 (ex-curr & portf.)

2Q Comments

- The industry continues to face challenging conditions driven by low commodity prices, declining farm incomes, and tightened credit availability in key markets
- <u>Sales</u> – Flat with prior year as higher volumes were offset by currency and portfolio changes
- Seed sales were down 1 percent and crop protection sales were up 3 percent
- <u>Operating Earnings</u> – Up 12 percent driven by lower product cost, higher volume, and cost savings
- Excluding the impact of currency, operating earnings increased 17 percent
- Operating margins increased by 290 basis points in the quarter verses prior year

2Q Operating Earnings



1,000
750
500
250
0
$ in Millions
30.0%
24.0%
18.0%
12.0%
6.0%
Margin
2Q14
2Q15
2Q16

3Q & FY Outlook

- Expect continued weakness in the agriculture sector
- Planned rapid introduction of Leptra® corn hybrids for Brazil summer season; Crop protection portfolio growing in Asia with the Zorvec™ launch and growth in Cyazypyr® and Rynaxypyr®
- **3Q:** <u>Sales</u> – Expect sales to be down in the high-single-digits percent primarily due to lower insecticide volumes in Latin America
- **3Q:** <u>Operating Earnings</u> – Expect to be down in the high-twenty-percent range as cost savings are more than offset by higher seed production costs in Latin America
- **Full Year:** <u>Sales</u> – Expect to be comparable to last year as local price and product mix gains are offset by the negative impact of currency; Higher corn seed volumes offset by lower insecticide and soybean seed volumes
- **FY:** <u>Operating Earnings</u> – Expected to be up high-single-digits percent as cost savings and local price and product mix gains more than offset the negative impact of currency; up low-teens percent excluding currency

9

10 Nutrition & Health 2Q14 2Q15 2Q16 0% 4% 8% 12% 16% 30 60 90 120 150 M a rg in $ i n M il li o n s 2Q Comments • Sales – 1 percent higher as 3 percent higher volumes were partially offset by negative currency impact and lower local price • Continued broad-based volume growth led by probiotics and specialty proteins • Operating Earnings – Increased $30 million, or 30 percent, as cost savings and volume growth more than offset a $3 million negative currency impact • Excluding the impact of currency, operating earnings increased 33 percent • Operating margin improved about 350 basis points; 12 consecutive quarters of year-over-year improvement 3Q & FY Outlook • Market conditions to remain challenging especially in Latin America and Middle East • 3Q: Sales – Expected to be up in the low-single-digit percent range with continued strength in probiotics and cultures partially offset by the negative impact of currency • 3Q: Operating Earnings – Expected to be up in the mid-twenty percent range driven by cost savings and lower product costs • Full Year: Sales – Expected to be up in the low-single-digit percent range with continued strength in probiotics and cultures partially offset by the negative impact of currency • FY: Operating Earnings – Expected to be up in the high-twenty percent range as mix enrichment and cost savings more than offset the negative impact of currency; continuing margin expansion 2Q Operating Earnings 2Q Sales Vol 3%, Local Price -1%, Currency -1%, Port./Other 0% 700 750 800 850 900 2Q15 Volume Local Price 2Q16 (ex-curr & portf.) Curr. Portf./ Other 2Q16 $ in M ill io n s 826 835

11 Performance Materials 2Q14 2Q15 2Q16 0% 6% 12% 18% 24% 30% 0 70 140 210 280 350 M a rg in $ in M ill io n s 2Q Operating Earnings 2Q Sales Vol 4%, Local Price -4%, Currency 0%, Port./Other 0% $ in M ill io n s 1,338 1100 1200 1300 1400 1500 2Q15 Volume Local Price 2Q16 (ex-curr… Curr. Portf./ Other 2Q16 1,335 2Q Comments • Sales – Flat as increased volume was offset by lower prices. • Price was down 4 percent, primarily driven by pressure for raw materials pass-through and lower average ethylene spot prices which were down approximately 40 percent year over year. • Volume increased 4 percent driven by increased demand in automotive markets, primarily China and North America, and higher ethylene sales. • Operating Earnings – Operating earnings increased 8 percent as cost savings, increased demand in automotive markets and increased volumes for ethylene were partially offset by a $16 million negative impact from currency, as well as costs associated with a contractual claim. Operating margins expanded by over 180 basis points. Excluding the impact of currency, operating earnings increased 13 percent. 3Q & FY Outlook • 3Q: Sales – Expected to be up mid-single-digits percent driven by higher volume in China markets driven by increased automotive demand. • 3Q: Operating Earnings – Expected to be up low-single-digit percent as volume growth and lower costs are partially offset by weaker pricing and the absence of a $16 million net benefit from a joint venture in 2015. • Full Year: Sales – Anticipated to be about flat as volume growth will be offset by lower local price and the negative impact of currency. • FY: Operating Earnings – Expected to be about flat as volume growth will be offset by lower local price and the negative impact of currency.

12 Industrial Biosciences 2Q14 2Q15 2Q16 0.0% 5.0% 10.0% 15.0% 20.0% 0 20 40 60 80 M a rg in $ in M ill io n s Note: DuPont Sustainable Solutions, previously reported within the company’s Safety & Protection segment (now Protection Solutions), was comprised of two business units: clean technologies (CleanTech) and consulting solutions. Effective January 1, 2016, the clean technologies business unit became part of Industrial Biosciences and the consulting business unit became part of Other. 2Q Operating Earnings 2Q Sales Vol 0%, Local Price 0%, Currency -1%, Port./Other 0% 275 300 325 350 375 2Q15 Volume Local Price 2Q16 (ex-curr & portf.) Curr. Portf./ Other 2Q16 $ in M ill io n s 357 355 2Q Comments • Sales – Declined 1 percent due to currency and softness in CleanTech offerings, partly offset by growth in enzymes and biomaterials. • CleanTech sales declined on weak demand from sulfuric acid producers, overshadowing growth in bioactives pricing and biomaterials volume • Operating Earnings – Increased 24 percent due to cost savings. Operating margins expanded by about 350 basis points. Excluding a $3 million negative currency impact, operating earnings increased 30 percent. 3Q & FY Outlook • 3Q: Sales: Growth in the low-single-digits percent due to volume growth in bioactives partly offset by CleanTech declines • 3Q: Operating Earnings – Expected to be up by mid-teens percent due to mix enrichment, cost savings and volume gains • Full Year: Sales – Expected to be flat on stronger volume and pricing improvement related to new product introductions in bioactives as well as biomaterials volume growth, offset by CleanTech declines and currency • FY: Operating Earnings – Expected to rise by mid-teens percent due to mix enrichment, cost savings and volume growth, partly offset by currency

13 Protection Solutions 2Q14 2Q15 2Q16 0% 5% 10% 15% 20% 25% 0 50 100 150 200 M a rg in $ in M ill io n s 2Q Operating Earnings 2Q Sales Vol -2%, Local Price 0%, Currency 0%, Port./Other 0% Note: DuPont Sustainable Solutions, previously reported within the company’s Safety & Protection segment (now Protection Solutions), was comprised of two business units: clean technologies (CleanTech) and consulting solutions. Effective January 1, 2016, the clean technologies business unit became part of Industrial Biosciences and the consulting business unit became part of Other. 600 700 800 900 2Q15 Volume Local Price 2Q16 (ex-curr & portf.) Curr. Portf./ Other 2Q16 (ex-curr & portf.) 806 786 $ in M ill io n s 2Q Comments • Sales – Declined 2 percent, due to volume declines • Demand from the oil and gas industry and the military remained soft, impacting sales of Nomex® thermal-resistant fiber and Kevlar® high- strength materials. Demand for Tyvek® was flat as weakness due to comparisons with pandemic-related sales of garments last year was offset by sales growth in construction markets. Corian® surfaces and Zodiaq® surfaces sales rose. • Operating Earnings – Rose 4 percent, driven by lower product costs and cost savings, partly offset by lower volumes, higher manufacturing costs and a $4 million negative currency impact. Operating margin expanded by about 150 basis points. Excluding the impact of currency, operating earnings increased 6 percent. 3Q & FY Outlook • 3Q: Sales – Comparable with the prior year’s quarter with price and volume gains offset by currency. • 3Q: Operating Earnings – Up by the low-teens percent, driven by cost savings • Full Year: Sales – Expected to decline by low-single-digits percent due to volume declines, unfavorable mix and currency pressures • FY: Operating Earnings – Up high-single-digits percent. Lower costs anticipated to drive operating margin expansion, partly offset by currency

14 Electronics & Communications 2Q14 2Q15 2Q16 0% 5% 10% 15% 20% 0 25 50 75 100 M a rg in $ in M ill io n s 2Q Comments • Sales – Down 6 percent on lower demand in consumer electronics and lower metals pricing. • Operating Earnings – Increased 4 percent to $93 million as cost savings and lower product costs more than offset lower sales and a $1 million negative impact from currency. Excluding currency, operating earnings increased 6 percent. • Operating margin improved 200 basis points versus prior year 3Q & FY Outlook • Expect PV market demand to remain strong with a modest 2H sequential recovery in consumer electronics markets • New Solamet® paste product launching in the third quarter • 3Q: Sales – Expected to be down low-single-digits percent on continued soft consumer electronics demand and lower Tedlar® sales • 3Q: Operating Earnings – Expected to be up high-single-digits percent as cost savings more than offset lower sales • Full Year: Sales - Expected to be down mid-single-digits percent • FY: Operating Earnings – Expected to be up mid-single-digits percent on cost savings 2Q Operating Earnings 2Q Sales Vol -4%, Local Price -2%, Currency 0%, Port./Other 0% 400 450 500 550 2Q15 Volume Local Price 2Q16 (ex-curr & portf.) Curr. Portf./ Other 2Q16 $ i n M il li o n s 528 494

15 Appendix 1 Second Quarter 2016 Segment Commentary This data should be read in conjunction with the Company’s second quarter earnings news release dated July 26, 2016, DuPont’s 2Q 2016 Earnings Conference Call presentation materials and reconciliations of non-GAAP to GAAP measures included in the presentation materials and posted on the DuPont Investor Center website at www.dupont.com.

16 Agriculture Agriculture markets continue to face challenges as farmers endure tough economic conditions, seed and crop protection suppliers have elevated inventories, and credit remains tight. We recognized that the agriculture market was entering a challenging period back in 2014 and at that time began taking cost actions to enable us to maintain our competitiveness. Fast forward twenty-four months and our strong results in the first half of the year demonstrate the benefits of those disciplined actions. Our first-half volume rose 1 percent with growth in corn seed partially reduced by lower crop protection volume due to insect resistant soy, weather conditions and higher inventories and lower soybean volumes. Total sales in the first half were 2 percent lower as higher prices and volume gains were more than offset by currency and portfolio changes. In seeds, a stronger mix of Pioneer’s newest corn hybrids resulted in higher net corn price globally led by North America. First-half operating earnings increased 3 percent driven by higher local price and product mix, lower product costs, and cost savings. Excluding currency, operating earnings were up 9 percent. Second-quarter Agriculture segment sales were $3.2 billion, comparable with prior year, as higher volumes were negatively impacted by currency and portfolio changes. Seed sales declined 1 percent and crop protection sales rose 3 percent. In the quarter, we were again able to fully offset the currency headwinds in Latin America for crop protection through increased local pricing. Segment Commentary Second Quarter Earnings 2016

17 Agriculture (continued) Second-quarter segment operating earnings increased 12 percent, driven by lower product costs, higher volume, and cost savings from continued execution of our planned restructuring efforts. Excluding currency, operating earnings increased 17 percent. Operating margins increased by about 290 basis points in the quarter versus prior year. Second-quarter results were stronger than we expected in April, primarily due to lower product cost, continued strong sunflower sales in Europe and a benefit from timing at the expense of the third quarter. As we move to the second half of the year the focus turns to Latin America, where the cutoff between third and fourth quarter comes in the middle of the summer season. In seeds, we expect sales growth in our corn business in Brazil driven by the launch of Leptra® corn hybrids -- which we now expect to exceed one-third of summer volume -- reduced by lower soybean volumes. Our third quarter sales growth will be impacted by the shift of sales from the third quarter to the fourth quarter as we expand our direct selling model in Brazil which is a fine tuning of our route-to-market strategy. On the crop protection side, current market sentiment indicates stronger demand in the fourth quarter than the third quarter, driven by delayed purchasing decisions due to commodity prices and credit availability. For the third quarter, we expect sales to be down in the high-single-digits percent primarily due to lower insecticide volume in Latin America. We expect operating earnings to be down in the high-twenty-percent range as cost savings are more than offset by costs associated with the Leptra® launch in Latin America, the absence of $27 million of gains on sales of assets and a $21 million benefit related to an adjustment for prior-period cost of goods sold, which was recorded in 2015. Segment Commentary Second Quarter Earnings 2016

18 Agriculture (continued) Full-year results will be impacted by the shift of a portion of our fourth-quarter 2016 seed sales to first- quarter 2017. This shift is the result of enhancements we are making to our Pioneer business as we transition to an agency-based route-to-market in the southern United States, similar to the advantaged approach we take in the Midwest. We anticipate sales for the full year to be comparable to prior year as higher pricing is offset by negative currency. Operating earnings are expected to be up in the high-single digits percent as cost savings and increased local prices are partially offset by the negative impact of currency. Excluding currency, we expect operating earnings to be up in the low-teens percent. While markets continue to be challenging, we are confident in our ability to execute and to deliver results through our robust innovation pipeline. The strength of our pipeline is evidenced by the favorable market reception to our best in class ZorvecTM fungicide and the fast ramp of Leptra® corn hybrids in Brazil following a successful launch this past Safrinha season, which is on record as the fastest technology introduction in Pioneer history. These two successful new product introductions are evidence that despite the current challenging conditions, farmers continue to recognize the value of our technology. Segment Commentary Second Quarter Earnings 2016

19 Nutrition & Health In Nutrition & Health, sales were 1 percent higher as continued broad-based volume growth of 3 percent – led by probiotics and specialty proteins – was partially offset by the negative impact from currency and lower local price. Demand for probiotics continued to be strong with 18-percent volume growth in the quarter. Specialty protein volume increased 10 percent in the quarter on increasing consumer demand for high-protein beverages and nutrition bars. From a regional perspective, volumes grew 5 percent in Asia Pacific, led by increased demand in China, where the business continued to grow double-digits year over year. Operating earnings of $130 million increased $30 million, or 30 percent, on cost savings and volume growth. Excluding a $3 million negative impact from currency, operating earnings increased 33 percent. The business delivered about 350 basis points of operating margin improvement and has now grown operating margins year-over-year for twelve consecutive quarters. Segment Commentary Second Quarter Earnings 2016

20 Nutrition & Health (continued) Looking to the outlook for the remainder of 2016, market conditions are expected to remain challenging, particularly in Latin America and the Middle East. In the third quarter, we expect sales to be up low-single-digits percent with continued strength in probiotics and cultures partially offset by the negative impact of currency. Operating earnings are expected to be up in the mid-twenty percent range benefitting from cost savings and lower product costs. For the full year, we expect sales to be up low-single-digits percent with continued strength in probiotics and cultures partially offset by the negative impact of currency. Operating earnings are expected to be up in the high-twenty percent range, with continued operating margin expansion, as mix enrichment and cost savings more than offset the negative impact of currency. Segment Commentary Second Quarter Earnings 2016

21 Performance Materials Sales of $1.3 billion were essentially flat as increased volume was offset by lower local price. Price declined 4 percent in the quarter, driven primarily by pricing pressures for raw materials pass-through and lower ethylene prices as average spot prices were down approximately 40 percent year over year. Segment volume increased 4 percent driven by increased demand in automotive markets, primarily China and North America, and higher ethylene sales. Prior-year ethylene sales were constrained due to an unplanned outage. According to IHS, global automotive market demand rose about 3 percent in the second quarter, primarily driven by growth in Europe, China, and North America. IHS is forecasting year-over-year growth of 3 percent in 2016, with 6 percent growth in the third quarter versus prior year. Operating earnings increased 8 percent as cost savings, increased demand in automotive markets (primarily in China and North America), and increased volumes for ethylene due to a prior year unplanned ethylene outage, were partially offset by a $16 million negative impact from currency, as well as costs associated with a contractual claim. Operating margins expanded by over 180 basis points. Excluding the impact of currency, operating earnings increased 13 percent. Segment Commentary Second Quarter Earnings 2016

22 Performance Materials (continued) Segment Commentary Second Quarter Earnings 2016 For the third quarter, we anticipate sales will rise in the mid-single-digits percent driven by increased demand in China automotive markets. We anticipate earnings to be up low-single-digits percent as volume growth and lower costs are partially offset by weaker pricing and the absence of a $16 million net benefit from a joint venture in 2015. For the full year of 2016, we anticipate sales and operating earnings to be about flat as volume growth will be offset by lower local price and the negative impact of currency. 2015 operating earnings included $49 million of benefits from a joint venture, the sale of a business and realization of tax benefits associated with a manufacturing site.

23 Industrial Biosciences* Segment Commentary Second Quarter Earnings 2016 Industrial Biosciences, second-quarter sales declined 1 percent, driven by currency, as growth in enzymes and biomaterials was offset by declines in CleanTech offerings. Bioactives and biomaterials showed modest growth, which was fully offset by weakness in CleanTech and currency. Growth in bioactives included new product launches in home and personal care products, food and animal nutrition. Volume gains in sales of apparel made with biomaterials were partly offset by pricing pressure in flooring made with biomaterials. While CleanTech signings improved sequentially versus the first quarter, sales declined due to a thin backlog of acid contracts, partly offset by growth in refining offerings. Operating earnings of $62 million increased 24 percent ($12 million) in the quarter. Better mix in bioactives and operational improvements in biomaterials helped to mitigate unfavorable mix from CleanTech. Cost savings further contributed to the earnings growth, partially offset by the impact of additional costs from an acquisition. Operating margins improved 350 basis points year over year. Excluding a $3 million negative impact of currency, operating earnings increased 30 percent. Turning to the third quarter, we anticipate sales growing by the low-single-digits percent as volume growth in bioactives is partially offset by lower demand for CleanTech offerings. We expect third-quarter operating earnings to rise versus the prior year’s quarter by the mid-teens percent, as we capture benefits from mix enrichment, cost savings and higher volumes. * On 1/1/2016, the Clean Technologies business unit within DuPont Protection Solutions became part of Industrial Biosciences. Reclassification of prior year data has been made to reflect the current year classification.

24 Industrial Biosciences (continued) Segment Commentary Second Quarter Earnings 2016 As for the full-year outlook, we project 2016 sales to be even with the prior year. Volume and pricing improvement from new product introductions in animal nutrition, home and personal care and food enzymes as well as biomaterials volume growth will be offset by lower demand for CleanTech offerings, biomaterials pricing and currency. We anticipate that operating earnings year-over-year will rise by the mid-teens percent, led by mix enrichment, cost savings and volume benefits, partly offset by currency.

25 Protection Solutions* Sales of $786 million in the second quarter declined 2 percent, due to a 2-percent negative impact from volume. Demand from the oil and gas industry and the military remained weak, which resulted in lower sales of Nomex® thermal-resistant fiber and Kevlar® high-strength materials. Sales in Surfaces rose, reflecting volume and pricing gains. While Tyvek® sales into the construction market rose, last year’s quarter included added sales of Tyvek® protective garments related to the Ebola and Avian flu pandemics, leading to sales comparable with last year. Second-quarter operating earnings of $188 million increased 4 percent, despite a $4 million negative impact from currency. Lower product costs and cost savings were partly offset by pressure from volume declines, higher manufacturing costs and the negative impact from currency. The operating earnings margin expanded by about 150 basis points. Excluding the impact of currency, operating earnings increased 6 percent. Turning to the third quarter, sales are expected to be comparable with the prior year’s quarter with price and volume gains offset by currency. We anticipate growth in sales of Tyvek® materials to the housing market to be offset by continued weakness in demand for Nomex® thermal-resistant fiber and Kevlar® high-strength materials, due to continued weakness in the oil and gas industry and delays in military tenders. We anticipate that our operating earnings will rise by the low-teens percent, driven by cost savings. Looking ahead to full-year 2016, we project sales declines in the low-single-digits percent due to volume declines, unfavorable mix and currency pressures. Operating earnings are anticipated to grow by the high- single-digits percent, primarily due to lower costs, leading to operating margin expansion for the year. * DuPont Sustainable Solutions, previously within this segment, was comprised of two business units: Clean Technologies and consulting solutions. On 1/1/2016, the Clean Technologies business unit became part of Industrial Biosciences, and consulting solutions became part of Other. Reclassification of prior-year data has been made to reflect the current-year classification. Segment Commentary Second Quarter Earnings 2016

26 Electronics & Communications In Electronics & Communications, second-quarter sales declined 6 percent on lower demand in consumer electronics and lower metals pricing. Operating earnings of $93 million increased 4 percent, as cost savings and lower product costs more than offset lower sales and a $1 million negative impact from currency. Operating margins expanded by 200 basis points year over year. Excluding currency, operating earnings increased 6 percent. Looking to the outlook for the remainder of 2016, we expect a modest second-half sequential recovery in consumer electronics markets. The forecast for PV module installations remains at a mid-teens growth rate for the full year. Second-half demand in China is expected to soften as a result of feed-in-tariff decreases at the end of second quarter; however, demand increases in the United States and other parts of the world are expected to offset this softness. For the third quarter we expect sales to be down low-single-digits percent versus prior year on continued soft consumer electronics demand and lower Tedlar® sales due to regional demand shifts in the photovoltaics market. Operating earnings are anticipated to increase high-single-digits percent as cost savings more than offset lower sales. Full year 2016 sales are expected to be down mid-single-digits percent on continued soft consumer electronics demand and competitive pressures impacting sales of Solamet® paste. Operating earnings are anticipated to be up mid-single-digits percent due to cost savings. Segment Commentary Second Quarter Earnings 2016

INDEX PAGE SELECTED OPERATING RESULTS 28 SELECTED INCOME STATEMENT DATA 29 SEGMENT NET SALES 30 SEGMENT OPERATING EARNINGS 31 SIGNIFICANT ITEMS BY SEGMENT - PRETAX OPERATING INCOME; DEPRECIATION AND AMORTIZATION BY SEGMENT 32 RECONCILIATION OF NON-GAAP MEASURES 33-37 RECONCILIATION OF BASE INCOME TAX RATE TO EFFECTIVE INCOME TAX RATE 38 Note: Management believes that an analysis of operating earnings (as defined on page 28), a "non-GAAP" measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND NON-GAAP RECONCILIATIONS (UNAUDITED) June 30, 2016 DuPont Sustainable Solutions, previously within the company's Safety & Protection segment (now Protection Solutions) was comprised of two business units: clean technologies and consulting solutions. Effective January 1, 2016, the clean technologies business is reported in the Industrial Biosciences segment and the consulting solutions business unit is reported within Other. Reclassifications of prior year data have been made to conform to current year classifications.

SELECTED OPERATING RESULTS (UNAUDITED)

(dollars in millions)

	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
INCOME STATEMENT DATA																				
Consolidated Net Sales	14,466	7,061	7,405	25,130	5,299	4,873	7,121	7,837	28,406	5,849	5,905	8,058	8,594	28,998	6,119	6,000	8,060	8,819	27,610	25,883
Operating Earnings After Income Taxes, Attributable to DuPont [1] (Non-GAAP)	2,202	1,093	1,109	2,503	239	117	994	1,153	3,110	519	361	907	1,323	2,926	392	249	1,003	1,282	2,238	2,210
Significant Items - After-tax	179	19	160	(348)	(411)	88	32	(57)	112	79	(9)	44	(2)	(377)	(292)	(27)	(78)	20	(657)	(238)
Non-Operating Pension & OPEB Costs - After-tax [2]	(135)	(89)	(46)	(266)	(56)	(74)	(57)	(79)	(87)	(21)	(22)	(22)	(22)	(356)	(80)	(94)	(84)	(98)	(437)	(355)
Income from Continuing Operations After Income Taxes Attributable to DuPont (GAAP)	2,246	1,023	1,223	1,889	(228)	131	969	1,017	3,135	577	330	929	1,299	2,193	20	128	841	1,204	1,144	1,617
Depreciation	473	235	238	978	248	241	245	244	1,006	248	247	261	250	1,027	258	254	253	262	1,065	941
STATEMENT OF CASH FLOW DATA [3]																				
Cash Provided by (Used for) Operating Activities	(1,503)	341	(1,844)	2,316	4,161	200	78	(2,123)	3,712	5,514	269	350	(2,421)	3,179	5,512	298	36	(2,667)	4,849	5,152
Capital Expenditures [4]	507	149	358	1,705	355	362	378	610	2,062	714	544	462	342	1,940	674	478	449	339	1,890	1,910

(1) Operating earnings are defined as earnings from continuing operations (GAAP) excluding "significant items" and "non-operating pension and other post-employment benefit (OPEB) costs". Non-operating pension/OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component.

(2) First quarter 2015 includes the impact of an after-tax exchange loss on non-operating pension of $23.

(3) Data is on a total company basis.

(4) Includes purchases of property, plant and equipment and investment in affiliates.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 28 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SELECTED INCOME STATEMENT DATA
OPERATING EARNINGS (UNAUDITED)
(dollars in millions, except per share)

	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Consolidated Net Sales	14,466	7,061	7,405	25,130	5,299	4,873	7,121	7,837	28,406	5,849	5,905	8,058	8,594	28,998	6,119	6,000	8,060	8,819	27,610	25,883
Total Segment Operating Earnings [(1)]	3,330	1,613	1,717	4,243	553	433	1,447	1,810	5,032	788	686	1,516	2,042	4,906	716	603	1,581	2,006	4,389	4,175
Adjusted EBIT (Operating Earnings) [(1) (2)]	3,015	1,511	1,504	3,757	372	286	1,305	1,794	4,599	806	768	1,283	1,742	4,019	441	332	1,425	1,821	3,311	3,122
Adjusted EBITDA (Operating Earnings) [(1) (2)]	3,714	1,850	1,864	5,095	675	576	1,667	2,177	5,965	1,122	1,064	1,663	2,116	5,360	766	646	1,763	2,185	4,680	4,308
Operating Earnings Before Income Taxes [(1)]	2,840	1,422	1,418	3,441	287	204	1,236	1,714	4,232	719	676	1,192	1,645	3,584	333	227	1,314	1,710	2,871	2,714
Operating Earnings Per Share [(1) (3)]	2.50	1.24	1.26	2.77	0.27	0.13	1.09	1.26	3.36	0.57	0.39	0.98	1.42	3.12	0.42	0.26	1.08	1.37	2.36	2.34

(1) See Reconciliation of Non-GAAP Measures.

(2) Adjusted EBIT from operating earnings is operating earnings (as defined on page 28) before income taxes, net income attributable to noncontrolling interests and interest expense. Adjusted EBITDA from operating earnings is adjusted EBIT from operating earnings before depreciation and amortization of intangible assets.

(3) Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in average share calculations.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 29 7/26/2016

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 30 7/26/2016 E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES Year Year Year Year Year Year 2016 2Q16 1Q16 2015 4Q15 3Q15 2Q15 1Q15 2014 4Q14 3Q14 2Q14 1Q14 2013 4Q13 3Q13 2Q13 1Q13 2012 2011 Agriculture 7,004 3,218 3,786 9,798 1,550 1,093 3,218 3,937 11,296 1,732 1,563 3,610 4,391 11,728 1,804 1,630 3,629 4,665 10,421 9,165 Electronics & Communications 946 494 452 2,070 493 532 528 517 2,381 571 620 613 577 2,534 639 635 648 612 2,684 3,154 Industrial Biosciences 707 355 352 1,478 397 374 357 350 1,624 418 407 404 395 1,631 424 410 416 381 1,604 1,074 Nutrition & Health 1,636 835 801 3,256 807 810 826 813 3,529 843 899 926 861 3,473 872 868 865 868 3,422 2,460 Performance Materials 2,584 1,335 1,249 5,305 1,284 1,302 1,338 1,381 6,059 1,441 1,531 1,567 1,520 6,166 1,505 1,580 1,599 1,482 6,095 6,445 Protection Solutions 1,515 786 729 3,039 720 723 806 790 3,304 784 834 885 801 3,229 807 820 841 761 3,122 3,295 Other 74 38 36 184 48 39 48 49 213 60 51 53 49 237 68 57 62 50 262 290 CONSOLIDATED NET SALES 14,466 7,061 7,405 25,130 5,299 4,873 7,121 7,837 28,406 5,849 5,905 8,058 8,594 28,998 6,119 6,000 8,060 8,819 27,610 25,883 SEGMENT NET SALES SEGMENT NET SALES (UNAUDITED) (dollars in millions)

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

OPERATING EARNINGS (UNAUDITED)

(dollars in millions)

SEGMENT OPERATING EARNINGS	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
Agriculture	1,966	865	1,101	1,646	(54)	(210)	772	1,138
Electronics & Communications	152	93	59	359	87	104	89	79
Industrial Biosciences	125	62	63	243	78	61	50	54
Nutrition & Health	234	130	104	373	85	102	100	86
Performance Materials	598	325	273	1,216	281	317	301	317
Protection Solutions	364	188	176	641	147	146	181	167
Other	(109)	(50)	(59)	(235)	(71)	(87)	(46)	(31)
TOTAL SEGMENT OPERATING EARNINGS	3,330	1,613	1,717	4,243	553	433	1,447	1,810
Corporate Expenses	(169)	(83)	(86)	(573)	(160)	(111)	(148)	(154)
Interest Expense	(185)	(93)	(92)	(322)	(82)	(82)	(74)	(84)
OPERATING EARNINGS BEFORE INCOME TAXES AND EXCHANGE (LOSSES) GAINS (Non-GAAP)	2,976	1,437	1,539	3,348	311	240	1,225	1,572
Provision For Income Taxes on Operating Earnings, Excluding Taxes on Exchange (Losses) Gains	(694)	(323)	(371)	(712)	(7)	(91)	(268)	(346)
Net After-tax Exchange (Losses) Gains (1)	(70)	(17)	(53)	(127)	(68)	(32)	42	(69)
Less: Net Income Attr. to Noncontrolling Interests	10	4	6	6	(3)	-	5	4
OPERATING EARNINGS (Non-GAAP)	2,202	1,093	1,109	2,503	239	117	994	1,153
Net Income Attributable to Noncontrolling Interests	10	4	6	6	(3)	-	5	4
Non-Operating Pension & OPEB Costs - After-tax (1)	(135)	(89)	(46)	(266)	(56)	(74)	(57)	(79)
Significant Items - After-tax	179	19	160	(348)	(411)	88	32	(57)
INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES (GAAP)	2,256	1,027	1,229	1,895	(231)	131	974	1,021

SEGMENT OPERATING EARNINGS	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	2,352	134	(56)	835	1,439	2,480	90	(56)	937	1,509	2,129	1,776
Electronics & Communications	336	92	90	84	70	314	90	92	90	42	237	420
Industrial Biosciences	269	69	58	71	71	232	61	58	61	52	228	130
Nutrition & Health	369	79	99	103	88	286	79	76	59	72	305	201
Performance Materials	1,267	326	366	293	282	1,249	287	357	322	283	1,140	945
Protection Solutions	672	169	174	181	148	553	161	141	137	114	475	532
Other	(233)	(81)	(45)	(51)	(56)	(208)	(52)	(65)	(25)	(66)	(125)	171
TOTAL SEGMENT OPERATING EARNINGS	5,032	788	686	1,516	2,042	4,906	716	603	1,581	2,006	4,389	4,175
Corporate Expenses	(677)	(134)	(167)	(174)	(202)	(773)	(206)	(164)	(198)	(205)	(842)	(801)
Interest Expense	(377)	(87)	(93)	(94)	(103)	(448)	(108)	(108)	(115)	(117)	(464)	(447)
OPERATING EARNINGS BEFORE INCOME TAXES AND EXCHANGE (LOSSES) GAINS (Non-GAAP)	3,978	567	426	1,248	1,737	3,685	402	331	1,268	1,684	3,083	2,927
Provision For Income Taxes on Operating Earnings, Excluding Taxes on Exchange (Losses) Gains	(692)	(13)	(56)	(279)	(344)	(680)	24	(36)	(290)	(378)	(685)	(544)
Net After-tax Exchange (Losses) Gains (1)	(166)	(35)	(8)	(59)	(64)	(66)	(34)	(43)	29	(18)	(136)	(134)
Less: Net Income Attr. to Noncontrolling Interests	10	-	1	3	6	13	-	3	4	6	24	39
OPERATING EARNINGS (Non-GAAP)	3,110	519	361	907	1,323	2,926	392	249	1,003	1,282	2,238	2,210
Net Income Attributable to Noncontrolling Interests	10	-	1	3	6	13	-	3	4	6	24	39
Non-Operating Pension & OPEB Costs - After-tax (1)	(87)	(21)	(22)	(22)	(22)	(356)	(80)	(94)	(84)	(98)	(437)	(355)
Significant Items - After-tax	112	79	(9)	44	(2)	(377)	(292)	(27)	(78)	20	(657)	(238)
INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES (GAAP)	3,145	577	331	932	1,305	2,206	20	131	845	1,210	1,168	1,656

(1) In the first quarter 2015, the impact of an after-tax exchange loss on non-operating pension of $23 is excluded from Net After-tax Exchange Losses and is included within Non-Operating Pension & OPEB Costs-After tax above.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 31 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SIGNIFICANT ITEMS BY SEGMENT - PRETAX OPERATING INCOME (UNAUDITED)

(dollars in millions)

SEGMENT PRETAX IMPACT OF SIGNIFICANT ITEMS	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	(38)	35	(73)	148	(30)	147	(4)	35	316	363	-	(47)	-	(351)	(196)	(40)	(80)	(35)	(469)	(225)
Electronics & Communications	15	8	7	(78)	(89)	-	11	-	(84)	(16)	-	(68)	-	(131)	(131)	-	-	-	(37)	-
Industrial Biosciences	4	3	1	(61)	(60)	-	(1)	-	(20)	(16)	-	(4)	-	(1)	(1)	-	-	-	(10)	(79)
Nutrition & Health	13	12	1	(50)	(46)	-	(4)	-	(15)	(7)	-	(8)	-	6	6	-	-	-	(49)	(126)
Performance Materials	5	9	(4)	(62)	(60)	-	(2)	-	292	(70)	-	362	-	(16)	(16)	-	-	-	(104)	47
Protection Solutions	10	7	3	105	(8)	-	113	-	(45)	(17)	-	(28)	-	6	6	-	-	-	(51)	-
Other	(3)	-	(3)	(40)	-	-	(3)	(37)	(10)	(7)	-	(3)	-	1	1	-	-	-	(137)	-
TOTAL SIGNIFICANT ITEMS BY SEGMENT - PRETAX	6	74	(68)	(38)	(293)	147	110	(2)	434	230	-	204	-	(486)	(331)	(40)	(80)	(35)	(857)	(383)

DEPRECIATION AND AMORTIZATION BY SEGMENT

(dollars in millions)

DEPRECIATION AND AMORTIZATION	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	271	126	145	453	79	74	139	161	436	97	78	121	140	358	79	72	95	112	337	295
Electronics & Communications	44	22	22	100	30	23	24	23	97	23	25	23	26	105	25	27	27	26	113	99
Industrial Biosciences	51	25	26	101	25	26	24	26	102	25	26	26	25	98	26	23	24	25	106	74
Nutrition & Health	115	57	58	236	58	58	58	62	264	64	66	68	66	271	67	66	66	72	288	207
Performance Materials	65	34	31	125	33	30	31	31	139	33	35	35	36	162	41	40	40	41	171	188
Protection Solutions	73	35	38	156	38	40	39	39	168	41	41	43	43	178	47	44	43	44	166	143
Other	4	1	3	6	2	-	3	1	8	1	2	2	3	9	2	1	5	1	10	9
TOTAL DEPRECIATION AND AMORTIZATION BY SEGMENT	623	300	323	1,177	265	251	318	343	1,214	284	273	318	339	1,181	287	273	300	321	1,191	1,015

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 32 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions, except per share)

RECONCILIATION OF DILUTED EARNINGS PER SHARE (EPS) [1]

	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Operating EPS (Non-GAAP)	2.50	1.24	1.26	2.77	0.27	0.13	1.09	1.26	3.36	0.57	0.39	0.98	1.42	3.12	0.42	0.26	1.08	1.37	2.36	2.34
Non-Operating Pension & OPEB Costs [2]	(0.15)	(0.10)	(0.05)	(0.29)	(0.06)	(0.09)	(0.07)	(0.09)	(0.09)	(0.03)	(0.02)	(0.03)	(0.03)	(0.38)	(0.09)	(0.10)	(0.10)	(0.11)	(0.46)	(0.38)
Significant Items	0.20	0.02	0.18	(0.39)	(0.47)	0.10	0.04	(0.06)	0.12	0.09	(0.01)	0.05	-	(0.40)	(0.31)	(0.03)	(0.08)	0.02	(0.70)	(0.25)
EPS from continuing operations (GAAP)	2.55	1.16	1.39	2.09	(0.26)	0.14	1.06	1.11	3.39	0.63	0.36	1.00	1.39	2.34	0.02	0.13	0.90	1.28	1.20	1.71

RECONCILIATION OF ADJUSTED EBIT / ADJUSTED EBITDA TO CONSOLIDATED INCOME STATEMENTS

	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Income From Continuing Operations Before Income Taxes (GAAP)	2,968	1,333	1,635	2,591	(421)	227	1,234	1,551	4,313	824	634	1,245	1,610	2,566	(109)	47	1,099	1,529	1,290	1,715
Add: Significant Items - Pretax - (Benefit) / Charge	(335)	(44)	(291)	453	622	(138)	(85)	54	(209)	(137)	10	(85)	3	485	319	40	91	35	930	467
Add: Non-Operating Pension & OPEB Costs - Pretax [2]	207	133	74	397	86	115	87	109	128	32	32	32	32	533	123	140	124	146	651	532
Operating Earnings Before Income Taxes (Non-GAAP)	2,840	1,422	1,418	3,441	287	204	1,236	1,714	4,232	719	676	1,192	1,645	3,584	333	227	1,314	1,710	2,871	2,714
Less: Net Income Attributable to Noncontrolling Interests	10	4	6	6	(3)	-	5	4	10	-	1	3	6	13	-	3	4	6	24	39
Add: Interest Expense	185	93	92	322	82	82	74	84	377	87	93	94	103	448	108	108	115	117	464	447
Adjusted EBIT (Operating Earnings) (Non-GAAP)	3,015	1,511	1,504	3,757	372	286	1,305	1,794	4,599	806	768	1,283	1,742	4,019	441	332	1,425	1,821	3,311	3,122
Add: Depreciation and Amortization	699	339	360	1,338	303	290	362	383	1,366	316	296	380	374	1,341	325	314	338	364	1,369	1,186
Adjusted EBITDA (Operating Earnings) (Non-GAAP)	3,714	1,850	1,864	5,095	675	576	1,667	2,177	5,965	1,122	1,064	1,663	2,116	5,360	766	646	1,763	2,185	4,680	4,308

(1) Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in average share calculations.
(2) First quarter 2015 includes the impact of an exchange loss on non-operating pension of $23.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 33 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

CALCULATION OF NET DEBT	Jun-16	Mar-16	Dec-15	Sep-15	Jun-15	Mar-15	Dec-14	Sep-14	Jun-14	Mar-14	Dec-13	Sep-13	Jun-13	Mar-13	Dec-12	Dec-11
Cash and Cash Equivalents	4,411	4,166	5,300	3,324	4,746	3,622	6,910	3,982	4,174	3,782	8,941	7,005	6,685	6,555	4,284	3,586
Marketable Securities	742	623	906	406	556	125	124	566	173	67	145	184	211	26	123	433
Total Cash	5,153	4,789	6,206	3,730	5,302	3,747	7,034	4,548	4,347	3,849	9,086	7,189	6,896	6,581	4,407	4,019
Short-Term Borrowings and Capital Lease Obligations	2,295	1,625	1,165	1,781	647	1,621	1,422	3,889	2,506	2,019	1,721	4,204	3,315	2,006	1,275	817
Long-Term Borrowings and Capital Lease Obligations	8,119	8,126	7,642	8,155	12,088	8,727	9,233	9,241	9,251	9,259	10,699	10,755	10,765	11,279	10,429	11,691
Total Debt	10,414	9,751	8,807	9,936	12,735	10,348	10,655	13,130	11,757	11,278	12,420	14,959	14,080	13,285	11,704	12,508
Net Debt (Non-GAAP)	5,261	4,962	2,601	6,206	7,433	6,601	3,621	8,582	7,410	7,429	3,334	7,770	7,184	6,704	7,297	8,489

CALCULATION OF FREE CASH FLOW[1]	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Cash (Used for)Provided by Operating Activities (GAAP)	(1,503)	341	(1,844)	2,316	4,161	200	78	(2,123)	3,712	5,514	269	350	(2,421)	3,179	5,512	298	36	(2,667)	4,849	5,152
Less: Purchases of Property, Plant and Equipment	507	150	357	1,629	338	353	373	565	2,020	709	530	461	320	1,882	659	466	436	321	1,793	1,843
Free Cash Flow (Non-GAAP)	(2,010)	191	(2,201)	687	3,823	(153)	(295)	(2,688)	1,692	4,805	(261)	(111)	(2,741)	1,297	4,853	(168)	(400)	(2,988)	3,056	3,309

(1) Data is on a total company basis.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 34 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

SEGMENT OPERATING EARNINGS MARGIN % (Segment Operating Earnings / Segment Net Sales) [1]	Year 2016	2Q16	1Q16	Year 2015	4Q15	3Q15	2Q15	1Q15
Agriculture	28.1%	26.9%	29.1%	16.8%	-3.5%	-19.2%	24.0%	28.9%
Electronics & Communications	16.1%	18.8%	13.1%	17.3%	17.6%	19.5%	16.9%	15.3%
Industrial Biosciences	17.7%	17.5%	17.9%	16.4%	19.6%	16.3%	14.0%	15.4%
Nutrition & Health	14.3%	15.6%	13.0%	11.5%	10.5%	12.6%	12.1%	10.6%
Performance Materials	23.1%	24.3%	21.9%	22.9%	21.9%	24.3%	22.5%	23.0%
Protection Solutions	24.0%	23.9%	24.1%	21.1%	20.4%	20.2%	22.5%	21.1%
TOTAL SEGMENT OPERATING EARNINGS MARGIN %	23.0%	22.8%	23.2%	16.9%	10.4%	8.9%	20.3%	23.1%

SEGMENT OPERATING EARNINGS MARGIN % (Segment Operating Earnings / Segment Net Sales) [1]	Year 2014	4Q14	3Q14	2Q14	1Q14	Year 2013	4Q13	3Q13	2Q13	1Q13	Year 2012	Year 2011
Agriculture	20.8%	7.7%	-3.6%	23.1%	32.8%	21.1%	5.0%	-3.4%	25.8%	32.3%	20.4%	19.4%
Electronics & Communications	14.1%	16.1%	14.5%	13.7%	12.1%	12.4%	14.1%	14.5%	13.9%	6.9%	8.8%	13.3%
Industrial Biosciences	16.6%	16.5%	14.3%	17.6%	18.0%	14.2%	14.4%	14.1%	14.7%	13.6%	14.2%	12.1%
Nutrition & Health	10.5%	9.4%	11.0%	11.1%	10.2%	8.2%	9.1%	8.8%	6.8%	8.3%	8.9%	8.2%
Performance Materials	20.9%	22.6%	23.9%	18.7%	18.6%	20.3%	19.1%	22.6%	20.1%	19.1%	18.7%	14.7%
Protection Solutions	20.3%	21.6%	20.9%	20.5%	18.5%	17.1%	20.0%	17.2%	16.3%	15.0%	15.2%	16.1%
TOTAL SEGMENT OPERATING EARNINGS MARGIN %	17.7%	13.5%	11.6%	18.8%	23.8%	16.9%	11.7%	10.1%	19.6%	22.7%	15.9%	16.1%

(1) Segment Operating Earnings margin %'s for Other (which includes consulting solutions, pre-commercial programs, pharmaceuticals, and non-aligned businesses) are not presented separately above as they are not meaningful; however, the results are included in the Total margin %'s above.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 35 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(dollars in millions)

Reconciliation of Segment Operating Earnings and Operating Earnings EPS excluding the impact of currency (Non-GAAP)
Segment operating earnings and operating earnings per share excluding the impact of currency assumes current operating earnings results using foreign currency exchange rates in effect for the comparable prior-year period.

	Three months ended June 30, 2015	Three months ended June 30, 2016			
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings excluding currency (Non-GAAP)	% Change
Agriculture	$ 772	$ 865	$ (36)	$ 901	17%
Electronics & Communications	89	93	(1)	94	6%
Industrial Biosciences	50	62	(3)	65	30%
Nutrition & Health	100	130	(3)	133	33%
Performance Materials	301	325	(16)	341	13%
Protection Solutions	181	188	(4)	192	6%
Other	(46)	(50)	-	(50)	-9%
Total Segment Operating Earnings	$ 1,447	$ 1,613	$ (63)	$ 1,676	16%

	Six months ended June 30, 2015	Six months ended June 30, 2016			
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings excluding currency (Non-GAAP)	% Change
Agriculture	$ 1,910	$ 1,966	$ (119)	$ 2,085	9%
Electronics & Communications	168	152	(1)	153	-9%
Industrial Biosciences	104	125	(4)	129	24%
Nutrition & Health	186	234	(6)	240	29%
Performance Materials	618	598	(35)	633	2%
Protection Solutions	348	364	(10)	374	7%
Other	(77)	(109)	(1)	(108)	-40%
Total Segment Operating Earnings	$ 3,257	$ 3,330	$ (176)	$ 3,506	8%

	Three months ended June 30, 2015	Three months ended June 30, 2016			
	Operating Earnings per share (Non-GAAP) (1)	Operating Earnings per share (Non-GAAP) (1)	Impact of Currency	Operating Earnings per share excluding currency (Non-GAAP)	% Change
Operating Earnings per share (Non-GAAP)(1)	$ 1.09	$ 1.24	$ (0.05)	$ 1.29	18%

(1) See page 33 for reconciliation of operating earnings per share.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 36 7/26/2016

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

Reconciliation of Operating Costs to Consolidated Income Statement Line Items

GAAP operating costs is defined as other operating charges, selling, general and administrative expenses, and research and development costs. The reconciliation below reflects operating costs excluding significant items and non-operating pension/OPEB costs.

	Three months ended June 30, 2016				Three months ended June 30, 2015			
	As Reported (GAAP)	Less: Significant Items[1]	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)	As Reported (GAAP)	Less: Significant Items[1]	Less: Non-Operating Pension/OPEB Costs	(Non-GAAP)
Other operating charges	$ 143	$ (30)	$ -	$ 173	$ 174	$ 5	$ -	$ 169
Selling, general and administrative expenses	1,211	76	53	1,082	1,274	-	35	1,239
Research and development expense	432	-	20	412	495	-	13	482
Total	$ 1,786	$ 46	$ 73	$ 1,667	$ 1,943	$ 5	$ 48	$ 1,890

(1) Further information regarding significant items is included in our Quarterly Earnings Release financials.

Coporate expenses

The reconciliation below reflects GAAP corporate expenses excluding significant items.

	Three Months Ended June 30,	
	2016	2015
Corporate expenses (GAAP)	$ 113	$ 153
Significant items[1]	30	5
Corporate expenses (Non-GAAP)	$ 83	$ 148

(1) Further information regarding significant items is included in our Quarterly Earnings Release financials.

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 37 7/26/2016

2Q16 Supplemental Financial Data and Non-GAAP Reconciliations 38 7/26/2016 E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES 2016 2015 2016 Outlook1 2015 Actual Effective income tax rate (GAAP) 23.0% 21.1% 24.3% 26.9% Significant items effect and non-operating pension/OPEB costs effect (0.1%) (1.9%) (1.2%) 0.2% Tax rate, from continuing operations, before significant items and non-operating pension/OPEB costs 22.9% 19.2% 23.1% 27.1% Exchange gains (losses) effect2 (0.4%) 2.7% 0.9% (5.8%) Base income tax rate from continuing operations (Non-GAAP) 22.5% 21.9% 24.00% 21.3% (1) Represents the company's anticipated full year tax rates for 2016. (2) The company does not forecast the impact of exchange gains (losses) on the projected tax rate. Three months ended June 30, RECONCILIATION OF BASE INCOME TAX RATE TO EFFECTIVE INCOME TAX RATE (UNAUDITED) Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items and non-operating pension/OPEB costs. Year ended December 31,

27 Appendix 2: DowDuPont Merger of Equals Appendix 2 DowDuPont Merger 39

Significant Progress on Execution of Planned Merger of Equals

4Q15	2016					2017-2018	
Signed 12/11/15	Hart-Scott-Rodino Filing Filed on 1/27/16	S-4 Filing Effective 6/9/16	ROW Competition Filings 2Q16/3Q16 In process	Shareholder Vote Approved 7/20/16	Close 2H16	Stand Up SpinCos[1]	Complete Spins[1]

- Drive close of transaction → CLOSE
- Prepare to operate MergeCo → Operation of public MergeCo
- Plan to operate three business portfolios & ensure synergy capture → Capture >$3B of cost synergies → Achieve 100% run-rate <24 mo. after close
- Prepare for intended spins → Spin as soon as possible

Each Company's Planning Teams are Making Progress to Expedite Synergy Capture Upon Merger Closing; Carve-out Financial Work Underway

DOW DUPONT

1. *Subject to DowDuPont Board Approval.*

40

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